EXHIBIT 99.1

PRIME GROUP REALTY TRUST
MODIFIES CITICORP USA, INC. LOAN

Chicago, IL. March 10, 2009 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced today that the Company’s wholly-owned qualified REIT subsidiary PGRT ESH, Inc. (“Borrower”), entered into a Waiver and Fourth Amendment to Loan Agreement (the “Amendment”) modifying certain terms of a loan from Citicorp USA, Inc. in the original principal amount of $120.0 million. The loan currently has an outstanding principal amount of $81.5 million.

The loan is completely non-recourse to the Borrower, the Company and its subsidiaries, none of whom have any personal liability for the loan. The loan is secured by, among other things, a pledge of Borrower’s membership interest in BHAC Capital IV, L.L.C., an entity that owns 100% of Extended Stay Hotels, Inc.

Pursuant to the Amendment, the date for making a $41.0 million payment on the loan was extended from March 2, 2009 until April 30, 2009. In addition, a $1.5 million principal repayment is required to be made by March 12, 2009. As previously disclosed, the loan is guaranteed by affiliates of our parent companies (the “Guarantors”). It is currently anticipated that all or a portion of the required repayments of the loan will be funded by affiliates of the Guarantors, although there can be no assurances that this will be the case.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns mid-priced extended-stay hotels with approximately 76,000 rooms located in 44 states and Canada. The Company leases and manages approximately 3.4 million square feet comprising all of its wholly-owned properties. In addition, the Company is also the managing agent for the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300